Exhibit 10.1

EXECUTION COPY

RECEIVABLES PURCHASE AGREEMENT

dated as of December 31, 2008

among

AILIC RECEIVABLES CORPORATION,

as Seller,

AMERICAN INCOME LIFE INSURANCE COMPANY,

as Servicer,

TMK Re, Ltd,

as Purchaser

TABLE OF CONTENTS

PRELIMINARY STATEMENTS		-1-

ARTICLE I
PURCHASE ARRANGEMENTS		-1-
Section 1.1	Purchase Facility	-1-
Section 1.2	Increases	-1-
Section 1.3	Decreases	-1-
Section 1.4	Payment Requirements	-1-

ARTICLE II
PAYMENTS AND COLLECTIONS		-2-
Section 2.1	Payments	-2-
Section 2.2	Collections Prior to Amortization	-2-
Section 2.3	Collections Following Amortization	-3-
Section 2.4	Application of Collections	-3-
Section 2.5	Payment Rescission	-3-
Section 2.6	Aggregate Purchaser Interest	-4-
Section 2.7	Application of Collections in Respect of Premium Interest	-4-

ARTICLE III
REPRESENTATIONS AND WARRANTIES		-4-
Section 3.1	Representations and Warranties of Seller Parties	-4-
Section 3.2	Purchaser Representations and Warranties	-8-

ARTICLE IV
CONDITIONS OF PURCHASES		-9-
Section 4.1	Conditions Precedent to Effectiveness of this Agreement	-9-
Section 4.2	Conditions Precedent to All Purchases and Reinvestments	-9-

ARTICLE V
COVENANTS		-10-
Section 5.1	Affirmative Covenants of the Seller Parties	-10-
Section 5.2	Negative Covenants of the Seller Parties	-17-
Section 5.3	Covenants Relating to Premium Interest	-18-

ARTICLE VI
ADMINISTRATION AND COLLECTION		-19-
Section 6.1	Designation of Servicer	-19-
Section 6.2	Duties of Servicer	-20-
Section 6.3	Collection Rights	-21-

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Section 6.4	Responsibilities of Seller	-21-
Section 6.5	Reports	-21-
Section 6.6	Servicing Fees	-22-

ARTICLE VII
AMORTIZATION EVENTS		-22-
Section 7.1	Amortization Events	-22-
Section 7.2	Remedies	-24-

ARTICLE VIII
INDEMNIFICATION		-25-
Section 8.1	Indemnities by the Seller Parties	-25-
Section 8.2	Other Costs and Expenses	-27-

ARTICLE IX
ASSIGNMENTS; TERMINATION		-28-
Section 9.1	Assignments	-28-
Section 9.2	Termination	-28-

ARTICLE X
MISCELLANEOUS		-28-
Section 10.1	Waivers and Amendments	-28-
Section 10.2	Notices	-29-
Section 10.3	Protection of Ownership Interests of the Purchasers	-29-
Section 10.4	Confidentiality	-30-
Section 10.5	Limitation of Liability	-30-
Section 10.6	CHOICE OF LAW	-30-
Section 10.7	CONSENT TO JURISDICTION	-30-
Section 10.8	WAIVER OF JURY TRIAL	-31-
Section 10.9	Integration; Binding Effect; Survival of Terms	-31-
Section 10.10	Counterparts; Severability; Section References	-31-
Section 10.11	Characterization	-32-

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RECEIVABLES PURCHASE AGREEMENT

This Receivables Purchase Agreement dated as of December 31, 2008 is among AILIC RECEIVABLES CORPORATION, a Delaware corporation (“Seller”), AMERICAN INCOME LIFE INSURANCE COMPANY, an insurance company organized under the laws of Indiana (“AIL”), as the initial Servicer (the Servicer together with the Seller, the “Seller Parties” and each a “Seller Party”), and TMK Re Ltd., a Bermuda reinsurance corporation (“Purchaser”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

ARTICLE I

PURCHASE ARRANGEMENTS

Section 1.1 Purchase Facility. Upon the terms and subject to the conditions hereof, Seller may, at its option, sell and assign Purchaser Interests to the Purchaser. In accordance with the terms and conditions set forth herein, Purchaser shall purchase Purchaser Interests from time to time in an aggregate amount not to exceed the Purchase Limit during the period from the date hereof to but not including the Amortization Date.

Section 1.2 Increases. Seller shall provide the Purchaser with at least two Business Days’ prior written notice of each Incremental Purchase . Such notice (a “Purchase Notice”) shall be in the form set forth as Exhibit II hereto. Each Purchase Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price (which amount shall not be less than $500,000, or an increment of $100,000 in excess thereof) and shall not be greater than the Commitment Availability as of the date of the proposed purchase, and the date of purchase (which shall be a Settlement Date). On the date of each Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, Purchaser shall deposit to the Facility Account, in immediately available funds, no later than 12:00 noon (Central time), an amount equal to the aggregate Purchase Price of the Purchaser Interests Purchaser is then purchasing.

Section 1.3 Decreases. Seller shall provide the Purchaser with prior written notice in conformity with the Required Notice Period of any reduction from Collections requested by Seller of Capital (a “Reduction Notice”). Such Reduction Notice shall designate (i) the date (the “Proposed Reduction Date”) upon which any such reduction of Capital shall occur (which date shall give effect to the applicable Required Notice Period), and (ii) the aggregate amount of Capital to be reduced which shall be applied to the Purchaser Interests of Purchaser in accordance with the amount of Capital (if any) owing to Purchaser (the “Aggregate Reduction”). Only one (1) Reduction Notice shall be outstanding at any time. Notwithstanding the foregoing, the Aggregate Reduction will not be made if the Amortization Date shall have occurred for any reason on or prior to the Proposed Reduction Date.

Section 1.4 Payment Requirements. All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (Central time) on the day when due in immediately available funds, and if not received before 11:00 a.m. (Central time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to Purchaser they shall be paid until otherwise notified by the Purchaser. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

ARTICLE II

PAYMENTS AND COLLECTIONS

Section 2.1 Payments. Notwithstanding any limitation on recourse contained in this Agreement, Seller shall immediately pay to the Purchaser when due, on a full recourse basis, (i) such fees as set forth in the Fee Letter, (ii) all amounts payable as Yield, (iii) all amounts payable as Deemed Collections (which shall be applied to reduce outstanding Capital hereunder in accordance with Sections 2.2 and 2.3 hereof), (iv) all amounts payable pursuant to Section 2.6, (v) all amounts payable pursuant to Article X, if any, (vi) all Servicer costs and expenses in connection with servicing, administering and collecting the Receivables, and (viii) all Default Fees (collectively, the “Obligations”). If any Person fails to pay any of the Obligations when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid. Notwithstanding the foregoing, no provision of this Agreement or the fee letter between Seller and Purchaser shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time Seller receives any Collections or is deemed to receive any Collections, Seller shall immediately pay such Collections or Deemed Collections to the Servicer for application toward the purchase of new Receivables or for handling as otherwise provided herein and, at all times prior to such payment, such Collections shall be held in trust by Seller for the exclusive benefit of the Purchaser.

Section 2.2 Collections Prior to Amortization. Prior to the Amortization Date, any Collections and/or Deemed Collections received by the Servicer (after the initial purchase of a Purchaser Interest hereunder and on or prior to the Amortization Date of such Purchaser Interest) shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate Unpaids up to the amount necessary to fund such Aggregate Unpaids. If at any time any Collections and/or Deemed Collections are received by the Servicer prior to the Amortization Date, Seller hereby requests and the Purchaser hereby agrees to make, simultaneously with such receipt, a reinvestment (each a “Reinvestment”) with that portion of each and every Collection received by the Servicer that is part of any Purchaser Interest, such that after giving effect to such Reinvestment, the amount of Capital of such Purchaser Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Capital immediately prior to such receipt. On each Settlement Date prior to the occurrence of the Amortization Date, the Servicer shall remit to the Purchaser’s account the amounts set aside during the preceding Settlement Period and apply such amounts (if not previously paid in accordance with Section 2.1) to reduce other Obligations. If such other Obligations shall be reduced to zero, any additional Collections and/or Deemed Collections received by the Servicer shall (i) if applicable, be remitted to the Purchaser’s account no later than 11:00 a.m. (Central time) to the extent required to fund any Aggregate Reduction on such Settlement Date and (ii) thereafter be remitted from the Servicer to Seller on such Settlement Date.

Section 2.3 Collections Following Amortization. On the Amortization Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the holder of each Purchaser Interest, all Collections and Deemed Collections received on such day (together with all Collections and Deemed Collections then held in trust pursuant to Section 2.2 or this Section 2.3). On and after the Amortization Date, the Servicer shall, at any time upon the request from time to time by (or pursuant to standing instructions from) the Agent (i) remit to the Agent’s account the amounts set aside pursuant to the preceding sentence, and (ii) apply such amounts to reduce the Capital associated with each such Purchaser Interest and any other Aggregate Unpaids until such time as the Aggregate Unpaids are reduced to zero.

Section 2.4 Application of Collections. If there shall be insufficient funds on deposit for the Servicer to distribute funds in payment in full of the aforementioned amounts pursuant to Section 2.2 or 2.3 (as applicable), the Servicer shall distribute funds:

first, (i) if AIL or one of its Affiliates is then the Servicer and no Amortization Event or Potential Amortization Event shall have occurred and then be continuing, to the payment of the accrued and unpaid Servicing Fee, and (ii) if neither AIL nor any of its Affiliates is then the Servicer, to the payment of the Servicer’s reasonable out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables, second, to the reimbursement of the Purchaser’s costs of collection and enforcement of this Agreement,

third, to the ratable payment of all accrued and unpaid (i) fees under the fee letter between Seller and Purchaser and (ii) amounts payable under Article VIII,

fourth, to the ratable payment of all other unpaid Obligations, provided that to the extent such Obligations relate to the payment of Servicer costs and expenses when Seller or one of its Affiliates is acting as the Servicer, such costs and expenses will not be paid until after the payment in full of all other Obligations, fifth, (if applicable) in reduction of Capital of the Purchaser Interests,

sixth, to the payment of any accrued and unpaid Servicing Fee (unless such fee shall have been paid in accordance with first above), and seventh, after the Aggregate Unpaids have been indefeasibly reduced to zero, to Seller.

Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions.

Section 2.5 Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Purchaser (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus the Default Fee from the date of any such rescission, return or refunding.

Section 2.6 Aggregate Purchaser Interest. Seller shall ensure that the Purchaser Interests of the Purchaser shall at no time exceed in the aggregate 100%. If the aggregate of the Purchaser Interests of the Purchaser exceeds 100%, Seller shall immediately pay to the Purchaser an amount to be applied to reduce the Capital of the Purchaser Interests, such that after giving effect to such payment the aggregate of the Purchaser Interests equals or is less than 100%.

Section 2.7 Application of Collections in respect of Premium Interest. Upon receipt by the Servicer, for the benefit of the Purchaser, of any amount in immediately available funds constituting a portion of any Premium, the Servicer is instructed, unless and until otherwise directed by the Purchaser, to apply such amount toward a reduction in the Outstanding Balance of the related Receivable, such application (a “Premium Application”) to be based upon such information as may then be available to the Servicer and as may be determined by the Servicer to be true, accurate and correct in respect of the Outstanding Balance of such Receivable and the commissions then owing to the Obligor on such Receivable and arising by reason of the receipt by AIL of such Premium. Upon and to the extent of any Premium Application in accordance with the foregoing, (i) the Purchaser waives any subrogation rights arising by statute or otherwise in respect of any commissions due from AIL to the Obligor on the affected Receivable, (ii) the Servicer shall be permitted to provide AIL and the Seller such evidence as AIL and the Seller may reasonably request to the effect that, by reason of such Premium Application, the affected Obligor shall have received the economic benefit of payment to it of any commission due in connection with the receipt by AIL of the related Premium and (iii) the obligation of a Torchmark Entity under the second sentence of Section 5.1(j) to remit to the Servicer an amount calculated in reference to the corresponding commission payable to such Obligor shall be deemed satisfied. This Section 2.7 merely sets forth the anticipated accounting as among AIL, the Seller, and the Purchaser in relation to any Premium (or portion thereof) remitted to the Servicer for the benefit of the Purchaser. Nothing contained herein or otherwise in this Agreement shall give rise to, or be deemed to be an assumption of, any obligation or liability on the part of the Purchaser, or any of its successors or assigns, to pay any commission, fee or other remuneration, cost or expense to any Obligor or any member of any Agent-Hierarchy in connection with the receipt or application by AIL or any other Person of any Premium or any other aspect of the arrangements in effect from time to time between AIL and any such Obligor or Agent-Hierarchy.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Seller Parties. Each Seller Party hereby represents and warrants to the Agent and the Purchasers that:

(a) Corporate Existence and Power. Each Torchmark Entity is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each Torchmark Entity is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, except where the failure to so qualify would not have a Material Adverse Effect . AIL is duly qualified and licensed as an insurance company in each state in which Receivables are originated.

(b) Power and Authority; Due Authorization Execution and Delivery. The execution and delivery by each Torchmark Entity of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of Seller, Seller’s use of the proceeds of purchases made hereunder, are within its respective corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which each Torchmark Entity is a party has been duly executed and delivered by such Torchmark Entity.

(c) No Conflict. The execution and delivery by each Torchmark Entity of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any material agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Torchmark Entity or its Subsidiaries (except as created hereunder) and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than the filing of any financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by any Torchmark Entity of this Agreement or any other Transaction Document to which it is a party or the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of such Seller Party’s knowledge, threatened, against or affecting any Torchmark Entity, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. No Torchmark Entity is in default with respect to any order of any court, arbitrator or governmental body.

(f) Binding Effect. This Agreement and each other Transaction Document to which any Torchmark Entity is a party constitute the legal, valid and binding obligations of such Torchmark Entity enforceable against such Torchmark Entity in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. All information heretofore furnished by any Torchmark Entity or any of its Affiliates to the Purchaser for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Torchmark Entity or any of its Affiliates to the Purchaser will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(h) Use of Proceeds. No proceeds of any purchase hereunder will be used (i) to purchase “margin stock” as defined in, or otherwise for a purpose that violates or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Good Title. Immediately prior to each purchase hereunder, Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s ownership interest in each Receivable, its Collections and the Related Security.

(j) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Purchaser (and the Purchaser shall acquire from Seller) a valid and perfected first priority undivided percentage ownership interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Purchaser’s ownership interest in the Receivables, the Related Security and the Collections.

(k) Places of Business. The principal places of business and chief executive offices of each Torchmark Entity and the offices where it keeps all of its Records are located at the respective address(es) listed on Exhibit III or such other locations of which the Purchaser has been notified in accordance with Section 5.2(a) in jurisdictions where all action required by Section 14.4(a) has been taken and completed. Each Torchmark Entity’s Federal Employer Identification Number is correctly set forth on Exhibit III.

(l) Collections. The conditions and requirements set forth in Section 5.1(j) and in subsections (b), (c) and (e) of Section 6.2 have at all times been satisfied and duly performed.

(m) Material Adverse Effect. (i) The initial Servicer represents and warrants that since December 31, 2008 no event has occurred that would have a material adverse effect on the financial condition or operations of the initial Servicer and its Subsidiaries or the ability of the initial Servicer to perform its obligations under this Agreement and (ii) Seller represents and warrants that since the date of this Agreement, no event has occurred that would have a material adverse effect on (A) the financial condition or operations of Seller, (B) the ability of Seller to perform its obligations under this Agreement, or (C) the collectability of the Receivables or Related Security generally or of any material portion of the Receivables or Related Security.

(n) Names. In the past five (5) years, (i) Seller has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement and (ii) AIL has not used any corporate names, trade names or assumed names other than as disclosed on Exhibit III hereto.

(o) Ownership of Torchmark Entities. Torchmark owns, directly or indirectly, 100% of the issued and outstanding capital stock of each of AIL and Seller, in each case, free and clear of any Adverse Claim. AIL owns directly 100% of the issued and outstanding capital stock of Seller, free and clear of any Adverse Claim. Such capital stock in each case is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Seller.

(p) Not a Holding Company or an Investment Company. No Torchmark Entity is (i) a “holding company” or a “subsidiary holding company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute or (ii) an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(q) Compliance with Law. Each Torchmark Entity has complied in all material respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation with respect to which any noncompliance, separately or in the aggregate, is reasonably likely to have a Material Adverse Effect.

(r) Compliance with Credit and Collection Policy. AIL and Seller have complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and neither AIL nor Seller has made any change to the Credit and Collection Policy, except such material change as to which the Agent has been notified in accordance with Section 5.1(a)(v).

(s) Payments to AIL. With respect to each Receivable transferred to Seller under the Receivables Sale Agreement, Seller has given reasonably equivalent value to AIL in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by AIL of any Receivable under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t) Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor (including each Obligor, whether a member of an Agent-Hierarchy or otherwise, which is a guarantor of such Receivable) to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u) Eligible Receivables. Each Receivable included in the Net Receivables Balance as an Eligible Receivable was on the date of its purchase under the Receivables Sale Agreement an Eligible Receivable.

(v) Net Receivables Balance. The Seller has determined that, immediately after giving effect to each purchase hereunder, the Net Receivables Balance is at least equal to the aggregate Capital of all the Purchaser Interests.

(w) Accounting. The manner in which each Torchmark Entity accounts for the transactions contemplated by this Agreement and the Receivables Sale Agreement does not jeopardize the true sale analysis.

(x) Compliance with Underwriting Guidelines. AIL has complied in all material respects with its underwriting guidelines in issuing or agreeing to issue each Insurance Product in connection with which a Receivable shall have arisen, and in electing to extend the credit represented by such Receivable to the applicable Obligor, and AIL has not made any material change to such underwriting guidelines except such change as to which the Agent has been notified in accordance with Section 5.1(a)(v).

(y) Compliance with Representations. On and as of the date of each purchase of a Purchaser Interest hereunder and the date of each Reinvestment hereunder, each Seller Party hereby represents and warrants that all of the other representations and warranties made by it set forth in this Section 3.1 are true and correct on and as of the date of such purchase or Reinvestment (and after giving effect to such purchase or Reinvestment) as though made on and as of each such date.

Section 3.2 Purchaser Representations and Warranties. Purchaser hereby represents and warrants to the Seller Parties that:

(a) Existence and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate power to perform its obligations hereunder.

(b) No Conflict. The execution and delivery by Purchaser of this Agreement and the performance of its obligations hereunder are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets. This Agreement has been duly authorized, executed and delivered by the Purchaser.

(c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Purchaser of this Agreement and the performance of its obligations hereunder.

(d) Binding Effect. This Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

ARTICLE IV

CONDITIONS OF PURCHASES

Section 4.1 Conditions Precedent to Effectiveness of this Agreement. This Agreement shall become effective upon satisfaction of the conditions precedent that (a) the Purchaser shall have received on or before December 31, 2008 those documents listed on Schedule A and (b) the Agent shall have received all fees and expenses required to be paid on or prior to such date pursuant to the terms of this Agreement.

Section 4.2 Conditions Precedent to All Purchases and Reinvestments. Each purchase of a Purchaser Interest and each Reinvestment shall be subject to the further conditions precedent that (a) in the case of each such purchase or Reinvestment: (i) the Servicer shall have delivered to the Purchaser on or prior to the date of such purchase, in form and substance satisfactory to the Purchaser, all Monthly Reports as and when due under Section 6.5; and (ii) upon the Purchaser’s request, the Servicer shall have delivered to the Purchaser at least three (3) days prior to such purchase or Reinvestment an interim Monthly Report showing the amount of Eligible Receivables (b) the Amortization Date nor the Liquidity Termination Date shall have occurred; (c) on the date of each such purchase or Reinvestment, the following statements shall be true (and acceptance of the proceeds of such purchase or Reinvestment shall be deemed a representation and warranty by Seller that such statements are then true):

(i)	the representations and warranties set forth in Section 3.1 are true and correct on and as of the date of such purchase or Reinvestment as though made on and as of such date;

(ii)	no event has occurred, or would result from such purchase or Reinvestment, that would constitute an Amortization Event or a Potential Amortization Event; and

(iii)	the aggregate Capital of all Purchaser Interests does not exceed the Purchase Limit;

and (d) the Purchaser shall have received such other approvals, opinions or documents as it may reasonably request. It is expressly understood that each Reinvestment shall, unless otherwise directed by the Purchaser, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of the Purchaser, which right may be exercised at any time on demand of the Purchaser, to rescind the related purchase and direct Seller to pay to the Purchaser an amount equal to the Collections that shall have been applied to the affected Reinvestment.

ARTICLE V

COVENANTS

Section 5.1 Affirmative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, as set forth below:

(a) Financial Reporting. Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Purchaser:

(i) Annual Reporting. Within

(A) 180 days after the close of each fiscal year of AIL, audited, unqualified financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for AIL for such fiscal year certified by nationally recognized independent public accountants;

(B) 90 days after the close of each fiscal year of Seller, unaudited financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for Seller for such fiscal year, certified by an Authorized Officer; and

(C) 90 days after the close of each fiscal year of AIL, an annual statement of the conditions and affairs of AIL prepared in accordance with NAIC annual statement instructions and accounting practices and procedures for, and as filed with, the Insurance Department of its respective state of organization, all certified by an Authorized Officer thereof.

(ii) Quarterly Reporting. Within 45 days after the close of the first three (3) quarterly periods of each of the Servicer’s fiscal years,

(A) in respect of each of AIL and Seller, balance sheets of each such Person as at the close of each such period and statements of income and retained earnings and a statement of cash flows for each such Person for the period from the beginning of such fiscal year to the end of such quarter, all certified by an Authorized Officer thereof; and

(B) in respect of AIL, a quarterly statement of the conditions and affairs of AIL prepared in accordance with NAIC quarterly statement instructions and accounting practices and procedures for, and as filed with, the Insurance Department of its respective state of organization, all certified by an Authorized Officer thereof.

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit IV signed by an Authorized Officer of each of AIL and Seller, and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Purchaser, copies of the same.

(v) Change in Credit and Collection Policy or Underwriting Guidelines. At least thirty (30) days prior to the effectiveness of any material change in or amendment to the (A) Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice indicating such change or amendment or (B) underwriting guidelines of AIL, a copy of the underwriting guidelines of AIL then in effect and a notice indicating such change or amendment.

(vi) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of such Seller Party or any Torchmark Entity as the Agent may from time to time reasonably request in order to protect the interests of the Purchaser under or as contemplated by this Agreement.

(b) Notices. Such Seller Party will notify the Purchaser in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of such Seller Party.

(ii) Judgment and Proceedings. (A) The entry of any judgment or decree against (1) Torchmark or any of its respective Subsidiaries, if the aggregate amount of all judgments and decrees then outstanding against Torchmark and its Subsidiaries exceeds $50,000,000, (2) AIL or any of its respective Subsidiaries, if the aggregate amount of all judgments and decrees then outstanding against AIL and its Subsidiaries exceeds $10,000,000 or (3) Seller; or (B) the institution of any litigation, arbitration proceeding or governmental proceeding against any Torchmark Entity which may have a Material Adverse Effect.

(iii) Material Adverse Effect. The occurrence of any event or condition that has, or could reasonably be expected to have, a Material Adverse Effect.

(iv) Amortization Date. The occurrence of the “Amortization Date” under the Receivables Sale Agreement.

(v) Defaults Under Other Agreements. The occurrence of a default or an event of default under any other material financing arrangement pursuant to which any Torchmark Entity is a debtor or an obligor.

(vi) Downgrade of Torchmark Entities. Any downgrade in the claims-paying ability or the rating of any Indebtedness of any Torchmark Entity by Standard and Poor’s Ratings Group or by Moody’s Investors Service, Inc., setting forth the nature of such change.

(vii) Company Action Level Event. With respect to AIL, the occurrence of a Company Action Level Event.

(c) Compliance with Laws and Preservation of Corporate Existence. Such Seller Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject except, in the case of the Servicer, where noncompliance would not be reasonably likely to have a Material Adverse Effect. Such Seller Party will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted except, in the case of the Servicer, where the failure to so qualify would not be reasonably likely to have a Material Adverse Effect. Such Seller Party shall cause AIL to remain at all times duly qualified and licensed as an insurance company in each state in which Receivables are originated.

(d) Audits. Such Seller Party will furnish to the Purchaser from time to time such information with respect to it and the Receivables as the Purchaser may reasonably request. Such Seller Party will, from time to time during regular business hours as requested by the Purchaser upon reasonable notice, permit the Purchaser, or its agents or representatives, (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of Seller or the Servicer having knowledge of such matters.

(e) Keeping and Marking of Records and Books.

(i) The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will give the Purchaser notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) Such Seller Party will (A) on or prior to the date hereof, mark its general ledger and master data processing records and other books and records relating to the Purchaser Interests with a legend, acceptable to the Purchaser, describing the Purchaser Interests and (B) upon the request of the Purchaser (x) mark each Contract with a legend describing the Purchaser Interests and (y) deliver to the Purchaser all Contracts (including, without limitation, all multiple originals of any such Contract) relating to the Receivables.

(f) Compliance with Contracts and Credit and Collection Policy. Such Seller Party will timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all respects with the Credit and Collection Policy in regard to each Receivable and the related Contract. Seller will pay when due any taxes payable in connection with the Receivables.

(g) Performance and Enforcement of Receivables Sale Agreement. Seller shall perform its obligations and undertakings under and pursuant to the Receivables Sale Agreement, shall purchase Receivables thereunder in strict compliance with the terms thereof and shall vigorously enforce the rights and remedies accorded to Seller under the Receivables Sale Agreement. Seller shall take all actions to protect, perfect and enforce its rights and interests (and the rights and interests of the Purchaser as assignee of Seller) under the Receivables Sale Agreement as the Purchaser may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement and requesting such information or such audits as may be permitted under the Receivables Sale Agreement.

(h) Ownership. Seller shall take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the Receivables Sale Agreement irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Purchaser (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions, and the giving of notice to each Obligor and, upon demand by the Purchaser, to each Policy Holder owing premiums in respect of which Receivables shall have arisen, to perfect Seller’s ownership interest in such Receivables, Related Security and Collections, and such other action to perfect, protect or more fully evidence the interest of Seller therein as the Purchaser may reasonably request), and (ii) establish and maintain, in favor of the Purchaser, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in all Receivables, Related Security and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Purchaser (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Purchaser’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the Purchaser as the Purchaser may reasonably request). Seller has given or caused AIL to give to each Obligor in respect of any Receivable then outstanding notice as to the transfers of the interests in the Receivables contemplated in the Transaction Documents, and at all times thereafter give or cause AIL to give to each Obligor in respect of each Receivable then or thereafter arising notice as to such interests for the purpose of perfecting such interests in favor of Seller and the Purchaser. If at any time Seller shall fail to take any actions required to be taken hereunder, or any additional actions as may have been reasonably requested by the Agent, the Agent may, but shall not be required to, take any such action.

(i) Purchasers’ Reliance. Seller acknowledges that the Purchaser is entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from the other Torchmark Entities. Therefore, from and after the date of execution and delivery of this Agreement, Seller shall take all reasonable steps, including, without limitation, all steps that the Purchaser may from time to time reasonably request, to maintain Seller’s identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of the other Torchmark Entities and any Affiliates thereof and not just a division of any other Torchmark Entity. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller shall:

(A) conduct its own business in its own name and require that all full-time employees of Seller, if any, identify themselves as such and not as employees of any other Torchmark Entity (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as Seller’s employees);

(B) compensate all employees, consultants and agents directly, from Seller’s bank accounts, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of another Torchmark Entity, allocate the compensation of such employee, consultant or agent between Seller and such Torchmark Entity on a basis that reflects the services rendered to Seller and such Torchmark Entity;

(C) clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of any Torchmark Entity, Seller shall lease such office at a fair market rent;

(D) have a separate telephone number, which will be answered only in its name and separate stationery, invoices and checks in its own name;

(E) conduct all transactions with each other Torchmark Entity strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller and each other Torchmark Entity on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(F) at all times have a Board of Directors consisting of three or more members, at least one of which is an Independent Director;

(G) observe all corporate formalities as a distinct entity, and ensure that all corporate actions relating to (A) the selection, maintenance or replacement of the Independent Director on its board of directors, (B) the dissolution or liquidation of Seller or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

(H) maintain Seller’s books and records separate from those of each other Torchmark Entity and otherwise readily identifiable as its own assets rather than assets of any other Torchmark Entity;

(I) prepare its financial statements separately from those of each other Torchmark Entity and insure that any consolidated financial statements of the Torchmark Entities that include Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that Seller is a separate corporate entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Seller;

(J) except as herein specifically otherwise provided, maintain the funds or other assets of Seller separate from, and not commingled with, those of any other Torchmark Entity and only maintain bank accounts or other depository accounts to which the Seller alone is the account party, into which the Seller alone makes deposits and from which the Seller alone has the power to make withdrawals;

(K) pay all of Seller’s operating expenses from the Seller’s own assets (except for certain payments by another Torchmark Entity or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 5.1(i));

(L) operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to AIL thereunder for the purchase of Receivables from AIL under the Receivables Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;

(M) maintain its corporate charter and other organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Certificate of Incorporation or By-laws in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 5.1(i) of this Agreement;

(N) maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement and each of the other Transaction Documents to which it is party, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement or any other Transaction Document (whether or not Seller is party thereto), or give or permit any consent, waiver, directive or approval thereunder or in respect thereof or waive any default, action, omission or breach under the Receivables Sale Agreement or any other Transaction Document or otherwise grant any indulgence thereunder or in respect thereof, without (in each case) the prior written consent of the Purchaser;

(O) maintain its corporate separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary; and

(P) maintain at all times the Required Capital Amount (as defined in the Receivables Sale Agreement) and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained.

(j) Collections. Such Seller Party shall direct each applicable Torchmark Entity to remit all Collections received by such Torchmark Entity directly to the Servicer for the benefit of the Purchaser. Immediately upon receipt by any Torchmark Entity of any premium payable by or on behalf of the Policy Holder or any other Person in respect of the Insurance Product that shall have given rise to any Receivable, such Torchmark Entity shall be required to remit to the Servicer an amount calculated in reference thereto that, in the ordinary course of business and in accordance with its customary practice, is then payable as a commission in respect of such Insurance Product to the Obligor on such Receivable and which but for the existence of such Receivable would be remitted to such Obligor. In the event any payments relating to Receivables are remitted directly to Seller or any Affiliate of Seller, Seller shall remit (or shall cause all such payments to be remitted) directly to the Servicer, and at all times prior to such remittance, Seller shall itself hold or, if applicable, shall cause such payments to be held in trust for the exclusive benefit of the Purchaser. Seller shall maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each deposit account in which any Collections are held and shall not grant the right to take dominion and control of any such account except to the Purchaser on the demand of the Purchaser. At any time following the occurrence of an Amortization Event, the Purchaser may, at Seller’s sole cost and expense, direct Seller to notify, or to cause AIL to notify, the Obligors (including Obligors that are guarantors) of Receivables and all Policy Holders owing premiums in respect of which any Receivables shall have arisen of the ownership interests of the Purchaser under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables or Related Security be made directly to the Purchaser (or its respective designee) or to a lockbox or collection account designated by the Purchaser.

(k) Taxes. Such Seller Party shall file all tax returns and reports required by law to be filed by it and shall promptly pay all taxes and governmental charges at any time due and payable; provided that in the case of the Servicer, the Servicer shall not be required to pay any such taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books.

(l) Net Worth. Seller shall at all times maintain net worth in an amount not less than $3,000,000.

Section 5.2 Negative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, that:

(a) Name Change, Offices and Records. Such Seller Party will not change its name, identity or corporate structure (within the meaning of Section 9-402(7) of any applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Purchaser at least forty-five (45) days’ prior written notice thereof and (ii) delivered to the Purchaser all financing statements, instruments and other documents requested by the Purchaser in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. Such Seller Party will not make any change in the instructions to Obligors regarding payments to be made on any Receivable without the prior written consent of the Purchaser.

(c) Modifications to Contracts and Credit and Collection Policy. Such Seller Party will not make (or permit AIL to make) any change to the Credit and Collection Policy that could adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables. Except as provided in Section 6.2(d), the Servicer will not, and will not extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d) Sales, Liens. Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any deposit account in which Collections may be held, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Purchaser provided for herein), and Seller shall defend the right, title and interest of the Purchaser in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or AIL.

(e) Net Receivables Balance. At no time prior to the Amortization Date shall Seller permit the Net Receivables Balance to be less than the aggregate Capital of all the Purchaser Interests at such time.

(f) Amortization Date Determination. Seller shall not designate or permit the designation of an Amortization Date (as defined in the Receivables Sale Agreement), or send any written notice to AIL in respect thereof, without the prior written consent of the Purchaser, except with respect to the occurrence of such Amortization Date arising pursuant to Section 5.1(d) of the Receivables Sale Agreement.

(g) Change in Subordinated Note. Seller shall not amend, modify (by course of conduct or otherwise) or terminate the Subordinated Note without the prior written consent of the Purchaser.

Section 5.3 Covenants Relating to Premium Interest. As contemplated in the definition herein of “Related Security”, each Purchaser Interest shall include, without limitation, an undivided percentage ownership interest in each Premium Interest. In that regard, until the date on which Aggregate Unpaids shall have been indefeasibly paid in full and this Agreement terminated in accordance with its terms, each Seller Party hereby covenants that:

(a) Recordkeeping of Premium Interest. It shall (or shall cause the applicable Torchmark Entity to) maintain at all times recordkeeping systems such that (i) at the time an application for an Insurance Product is submitted by an Obligor, and such Torchmark Entity shall have accepted such application and agreed to issue the requested Insurance Product, a notation is encoded or otherwise made on its books and records identifying the commission and any similar fee that, in accordance with arrangements then existing between the Torchmark Entities and such Obligor and its Agent-Hierarchy, shall be payable to such Obligor or to any member of such Obligor’s Agent-Hierarchy upon or in connection with the subsequent receipt by a Torchmark Entity of any Premium relating to such Insurance Product, and (ii) at the time any Premium relating to such Insurance Product is remitted by the applicable Policy Holder, the applicable Torchmark Entity shall be capable of immediately identifying the amount of the commission payable to the applicable Obligor and its Agent-Hierarchy.

(b) Remittance of Premium Interest. In accordance with Section 5.1(j), it shall (or shall cause the applicable Torchmark Entity to), immediately upon receipt of any Premium which is subject to a Premium Interest, remit to the Servicer that portion of such Premium equal to the Premium Interest therein. The Seller represents and warrants that the Purchaser shall have a first priority ownership interest in each Premium Interest, free and clear of any Adverse Claim, including, without limitation, any claim of any Policy Holder, any Obligor and any member of an Agent-Hierarchy.

(c) Opinions. It shall cause to be delivered to the Purchaser, not less frequently than once each year, an opinion of Indiana insurance counsel (an “Indiana Regulatory Opinion”) substantially in the form of Exhibit IX hereto. In the event there shall at any time be (i) a change in or in the interpretation of any law, rule or regulation relating to any Torchmark Entity which, in the reasonable judgment of the Purchaser, brings into question the continuing validity of any of the legal conclusions stated in any Indiana Regulatory Opinion theretofore rendered to the Purchaser in connection with this Agreement, or (ii) a material change in the staff of the Indiana Department of Insurance or any similar or successor agency having any oversight of any Torchmark Entity or the conduct of its business (the “Insurance Regulatory Agency”), the Purchaser may request that, prior to the issuance of any Indiana Regulatory Opinion, the law firm rendering such opinion shall confer with the Insurance Regulatory Agency and seek confirmation that the legal conclusions to be stated in such Indiana Regulatory Opinion continue to be supported by the Insurance Regulatory Agency.

Notwithstanding the calculation of any Premium Interest in reference to the commissions payable to any Obligor or its Agent-Hierarchy, the transfer to the Purchaser hereunder of any Premium Interest shall constitute the transfer of an asset of the Seller (which it shall have acquired from AIL), and the Purchaser assumes no obligation or liability to make any payment to any Obligor or its Agent-Hierarchy in respect of any commission or similar payment due to such Obligor or Agent-Hierarchy. Any such obligation to pay any commission or similar fee to any Obligor or Agent-Hierarchy shall be and remain an obligation or AIL.

ARTICLE VI

ADMINISTRATION AND COLLECTION

Section 6.1 Designation of Servicer. (a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 6.1. AIL is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. The Purchaser may, at any time following the occurrence of an Amortization Event, designate as Servicer any Person to succeed AIL or any successor Servicer.

(b) Without the prior written consent of the Purchaser, AIL shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than, with respect to certain Charged-Off Receivables, outside collection agencies in accordance with its customary practices. If at any time the Purchaser shall designate as Servicer any Person other than AIL, all duties and responsibilities theretofore delegated by AIL to a subservicer may, at the discretion of the Purchaser, be terminated forthwith on notice given by the Purchaser to AIL and to Seller.

(c) Notwithstanding the foregoing subsection (b), (i) AIL shall be and remain primarily liable to the Purchaser for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Purchaser shall be entitled to deal exclusively with AIL in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Purchaser shall not be required to give notice, demand or other communication to any Person other than AIL in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished. AIL, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

Section 6.2 Duties of Servicer. (a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

(b) The Servicer will handle all Collections in a manner consistent with the terms hereof and as the Purchaser may otherwise reasonably request. The Servicer shall, if requested by the Purchaser at any time following the occurrence of an Amortization Event, (i) establish such accounts as the Purchaser may reasonably request for the remittance of Collections and the remittance of premiums on Insurance Products in respect of which a Receivable shall have arisen as an advance on the commissions payable in connection with such Insurance Product, and (ii) thereafter instruct each Obligor to make payments on Receivables directly to such accounts.

(c) The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of Seller and the Purchaser their respective shares of the Collections of Receivables in accordance with Article II. The Servicer shall, upon the request of the Purchaser at any time, segregate, in a manner acceptable to the Purchaser, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Purchaser such allocable share of Collections of Receivables set aside for the Purchaser on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

(d) The Servicer shall not extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable other than in accordance with the Credit and Collection Policy. The Servicer shall have the absolute and unlimited right to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

(e) The Servicer shall hold in trust for Seller and the Purchaser all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Purchaser at any time, deliver or make available to the Purchaser all such Records, at a place selected by the Purchaser. The Servicer shall, as soon as practicable following receipt thereof turn over to Seller any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables. The Servicer shall, from time to time at the reasonable request of the Purchaser, furnish to the Purchaser (as promptly as possible after any such request) a calculation of the amounts set aside for the Purchaser pursuant to Article II.

(f) Any payment (i) by an Obligor in respect of any indebtedness owed by it to AIL or Seller or (ii) constituting a premium on an Insurance Product in respect of which an advance giving rise to a Receivable shall have been made in anticipation of the receipt of such premium, shall, except as otherwise specified by such Obligor or Policy Holder or as otherwise required by contract or law, and unless otherwise instructed by the Purchaser, be applied as a Collection of any Receivable of the related Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation.

Section 6.3 Collection Rights. Seller hereby authorizes the Purchaser, and agrees that the Purchaser shall be entitled to (i) endorse Seller’s name on checks and other instruments representing Collections, (ii) enforce the Receivables, the related Contracts and the Related Security and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Purchaser rather than Seller.

Section 6.4 Responsibilities of Seller. Anything herein to the contrary notwithstanding, the exercise by the Purchaser of its rights hereunder shall not release the Servicer, AIL or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Purchaser shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall the Purchaser be obligated to perform the obligations of Seller.

Section 6.5 Reports. The Servicer shall prepare and forward to the Purchaser (i) on each Monthly Reporting Date and at such other times as the Purchaser shall reasonably request, a Monthly Report, which Monthly Report shall set forth the relevant information in respect of the calendar month then most recently ended, and (ii) at such times as the Purchaser shall reasonably request, a listing by Obligor of all Receivables.

Section 6.6 Servicing Fees. In consideration of AIL’s agreement to act as Servicer hereunder, Seller hereby agrees that, so long as AIL shall continue to perform as Servicer hereunder, Seller shall pay AIL a fee (the “Servicing Fee”) equal to  1/2 of 1% per annum of the average aggregate amount of outstanding Capital as compensation for its servicing activities, which fee shall be payable monthly, in arrears, on each Settlement Date in respect of the calendar month then most recently ended. From and after the replacement of AIL as Servicer hereunder, Seller shall pay all reasonable fees and expenses of the Person then acting as Servicer hereunder, such fees and expenses to be paid on each Settlement Date or at such other times as shall be acceptable to the Agent.

ARTICLE VII

AMORTIZATION EVENTS

Section 7.1 Amortization Events. The occurrence of any one or more of the following events shall constitute an Amortization Event:

(a) Any of the following shall occur:

(i) any Seller Party shall fail to make any payment or deposit required hereunder when due; or

(ii) the Servicer shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) above) and such failure shall continue for five (5) consecutive Business Days; or

(iii) Seller shall fail to perform or observe any term, covenant or agreement set forth in Section 5.1(b)(i), Section 5.1(h), Section 5.1(i)(L), (M) or (P), Section 5.1(l) or Section 5.2 and such failure shall continue for three (3) consecutive Business Days; or

(iv) Seller shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in any of the foregoing clauses) and such failure shall continue for fifteen (15) consecutive days.

(b) Any representation, warranty, certification or statement made by any Torchmark Entity in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made.

(c) Any of the following shall occur:

(i) the failure of Seller to pay any Indebtedness when due; or the default by Seller in the performance of any term, provision or conditions contained in any agreement under which any Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness of Seller shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or

(ii) the failure of Torchmark or any of its Subsidiaries (including AIL) to pay when due any Indebtedness in excess of, singly or in the aggregate for all such Subsidiaries, $10,000,000; or the default by Torchmark or any of such Subsidiaries in the performance of any term, provision or conditions contained in any agreement under which any such Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of Torchmark or any such Subsidiary shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or

(iii) any event or condition shall have occurred or exist which would constitute a default under the Torchmark Credit Agreement (the terms of which are incorporated herein by this reference thereto, and shall remain in effect for purposes of this Agreement at all times during the term of this Agreement without regard to whether the Torchmark Credit Agreement shall then be in effect).

(d) (i) Any Torchmark Entity shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Torchmark Entity seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, receivership, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (ii) any Torchmark Entity shall take any corporate action to authorize any of the actions set forth in clause (i) above in this subsection (d).

(e) The aggregate Purchaser Interests shall exceed 100% and shall continue as such until the earliest to occur of (i) five (5) Business Days following the date any Seller Party has actual knowledge thereof and (ii) the next Settlement Date.

(f) A Change of Control shall occur.

(g) One or more final judgments for the payment of money shall be entered against (i) Seller, (ii) AIL, in excess of $10,000,000 singly or in the aggregate, or (iii) Torchmark, in excess of $25,000,000 singly or in the aggregate, in each case on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for fifteen (15) consecutive days without being stayed on appeal or otherwise being appropriately contested in good faith by such Torchmark Entity.

(h) An “Amortization Event” shall for any reason occur under and as defined in the Receivables Sale Agreement, or AIL shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables under the Receivables Sale Agreement.

(i) Any Transaction Document shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, AIL, Torchmark or the Servicer, as applicable; or any Torchmark Entity, or Obligors in respect of more than 10% of the Net Receivables Balance, shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability; or the Purchaser shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto.

(j) At any time, with respect to AIL, a Regulatory Action Level Event shall occur.

(k) At any time, with respect to AIL, a Regulatory Control Event shall occur.

(l) AIL shall assert the invalidity or unenforceability of any term or provision relating to the subordination in right of payment of any indebtedness owing to AIL by Seller to the indebtedness and obligations owing to the Purchaser by Seller.

(m) A Future Commissions Deficiency shall have occurred as of any two consecutive Monthly Reporting Dates.

Section 7.2 Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Purchaser may take any of the following actions: (i) replace the Person then acting as Servicer, (ii) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 7.1(d), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, and (iii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any of the Aggregate Unpaids outstanding at such time. The aforementioned rights and remedies shall be in addition to all other rights and remedies of the Purchaser available under this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly reserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnities by the Seller Parties. Without limiting any other rights that the Purchaser may have hereunder or under applicable law, (A) Seller hereby agrees to indemnify the Purchaser and its assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of the Purchaser) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables, and (B) the Servicer hereby agrees to indemnify each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer’s activities as Servicer under this Agreement excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):

(i) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(ii) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(iii) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Purchaser of Purchaser Interests as a loan or loans by the Purchaser to Seller secured by the Receivables, the Related Security and the Collections;

provided, however, that nothing contained in this sentence shall limit the liability of any Seller Party or limit the recourse of the Purchaser to any Seller Party for amounts otherwise specifically provided to be paid by such Seller Party under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Seller shall indemnify the Purchaser for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables for matters specifically described below, regardless of whether reimbursement therefor would constitute recourse to Seller or the Servicer) relating to or resulting from:

(i) any representation or warranty made by any Torchmark Entity (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii) the failure by any Torchmark Entity to comply with any applicable law, rule, regulation, agreement (including any confidentiality agreement), order, writ, judgment, injunction, decree or award, including with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Torchmark Entity to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii) any failure of any Torchmark Entity to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any products liability or similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections of Receivables at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of a purchase, the ownership of the Purchaser Interests or any other investigation, litigation or proceeding relating to any Torchmark Entity in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) any Amortization Event described in Section 7.1(d);

(x) any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to AIL under the Receivables Sale Agreement in consideration of the transfer by AIL of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi) any failure to vest and maintain vested in the Purchaser, or to transfer to the Purchaser, legal and equitable title to, and ownership of, a first priority undivided percentage ownership (to the extent of the Purchaser Interests contemplated hereunder) in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim;

(xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Incremental Purchase or Reinvestment or at any subsequent time;

(xiii) any action or omission by any Torchmark Entity which reduces or impairs the rights of the Purchaser with respect to any Receivable or the value of any such Receivable;

(xiv) any action or omission by any Insurance Agent or any member of an Agent-Hierarchy which (A) reduces or impairs the rights of the Purchaser with respect to any Receivable or the value of any such Receivable and (B) does not entail the commencement by such Insurance Agent or member of any bankruptcy or insolvency proceeding or any other action or omission (including any failure to pay) by reason of the lack of creditworthiness or ability to pay on the part of such Insurance Agent or Agent-Hierarchy; and

(xv) any attempt by any Person to void any Incremental Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action.

Section 8.2 Other Costs and Expenses. (a) Seller shall pay all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of the Transaction Documents, the transactions contemplated hereby and the other documents to be delivered hereunder. Seller shall pay to the Purchaser on demand any and all costs and expenses of the Purchaser, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.

(b) The cost and expense of an outside auditor at any time engaged by the Purchaser to conduct an audit of the books, records and procedures of Seller and the Torchmark Entities, whether pursuant to Section 5.1(d) hereof or otherwise, shall be borne by Seller, and Seller shall promptly reimburse the Purchaser therefor upon demand of the Purchaser.

ARTICLE IX

ASSIGNMENTS; TERMINATION

Section 9.1 Assignments. Seller hereby agrees and consents to the complete or partial assignment by Purchaser of all or any portion of its rights under, interest in, title to and obligations under this Agreement to any other Person, and upon such assignment, the Purchaser shall be released from its obligations so assigned. Further, Seller hereby agrees that any assignee of the Purchaser of this Agreement or all or any of the Purchaser Interests of the Purchaser shall have all of the rights and benefits under this Agreement as if the term “Purchaser” explicitly referred to such party, and no such assignment shall in any way impair the rights and benefits of the Purchaser hereunder. Neither the Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement.

Section 9.2 Termination.

(a) The Purchaser hereby agrees to deliver written notice to the Seller not less than 90 days prior to the Liquidity Termination Date indicating whether Purchaser will renew its Commitment hereunder.

ARTICLE X

MISCELLANEOUS

Section 10.1 Waivers and Amendments. (a) No failure or delay on the part of the Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 10.1(b). Seller, the Servicer and the Purchaser may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:

(i) without the consent of the Purchaser, (A) extend the Liquidity Termination Date or the date of any payment or deposit of Collections by Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield (or any component thereof), (C) reduce any fee payable to the Agent for the benefit of the Purchaser, (D) except pursuant to Article X hereof, change the amount of the Capital of the Purchaser, (E) consent to or permit the assignment or transfer by Seller of any of its rights and obligations under this Agreement, (F) change the definition of “Eligible Receivable,” or (G) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

(ii) without the written consent of the Purchaser, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of the Purchaser; or

(iii) without the written consent of the Servicer, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of the Servicer.

Section 10.2 Notices. Except as provided below, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 10.2. Seller agrees to deliver promptly to the Purchaser a written confirmation of each telephonic notice signed by an authorized officer of Seller; however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Purchaser, the records of the Purchaser shall govern absent manifest error.

Section 10.3 Protection of Ownership Interests of the Purchasers. (a) Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be reasonably necessary or desirable, or that the Purchaser may request, to perfect, protect or more fully evidence the Purchaser Interests, or to enable the Purchaser to exercise and enforce its rights and remedies hereunder. At any time, the Purchaser may, or the Purchaser may direct Seller or the Servicer to, notify the Obligors (including Obligors that are guarantors) of Receivables, at Seller’s expense, of the ownership interests of the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Purchaser or its designee. Seller or the Servicer (as applicable) shall, at any Purchaser’s request, withhold the identity of the Purchaser in any such notification.

(b) If any Seller Party fails to perform any of its obligations hereunder, the Purchaser may (but shall not be required to) perform, or cause performance of, such obligation, and the Purchaser’s costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 8.2. Each Seller Party irrevocably authorizes the Purchaser at any time and from time to time in the sole discretion of the Purchaser, and appoints the Purchaser as its attorney-in-fact, to act on behalf of such Seller Party (i) to execute on behalf of Seller as debtor and to file financing statements necessary or desirable in the Purchaser’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchaser in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Purchaser in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchaser in the Receivables. This appointment is coupled with an interest and is irrevocable.

Section 10.4 Confidentiality. (a) The Purchaser shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential proprietary information with respect to Seller, the Servicer and its Affiliates, and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Purchaser and its officers and employees may disclose (i) such information to such Purchaser’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding, and (ii) such information as relates to the off-balance sheet accounting treatment intended by the transactions contemplated in the Transaction Documents to any rating agency rating any Indebtedness or the claims-paying ability of any Torchmark Entity. In the event any rating agency that is rating any Indebtedness or the claims-paying ability of any Torchmark Entity shall request any additional information of the type the disclosure of which is restricted by this Section 10.4(a), Seller may with the consent of the Purchaser (which consent shall not be unreasonably withheld) disclose such information to such rating agency.

(b) Anything herein to the contrary notwithstanding, each Seller Party hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Purchaser, (ii) by the Purchaser to any prospective or actual assignee or participant of any of them, (iv) to the extent the same becomes available to the Purchaser on a non-confidential basis from a source other than another party hereto, or (v) to the extent necessary in connection with any legal proceeding relating to the enforcement of any right of the Purchaser under the Transaction Documents. In addition, the Purchaser may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, subpoena, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

Section 10.5 Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Purchaser, no claim may be made by any Seller Party or any other Person against the Purchaser or its respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.6 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF DELAWARE.

Section 10.7 CONSENT TO JURISDICTION. EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR DELAWARE STATE COURT SITTING IN WILMINGTON, DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE PURCHASER OR ANY AFFILIATE OF THE PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN WILMINGTON, DELAWARE.

Section 10.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY THE SELLER PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 10.9 Integration; Binding Effect; Survival of Terms.

(a) This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article III, and (ii) the indemnification and payment provisions of Article VIII, and Section 10.4 shall be continuing and shall survive any termination of this Agreement.

Section 10.10 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 10.11 Characterization. (a) It is the intention of the parties hereto that each purchase of a Purchaser Interest hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the Purchaser with the full benefits of ownership of the applicable Purchaser Interest. Except as specifically provided in this Agreement, each sale of a Purchaser Interest hereunder is made without recourse to Seller; provided, however, that (i) Seller shall be liable to Purchaser for all representations, warranties and covenants made by Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by the Purchaser or any assignee thereof of any obligation of Seller, AIL or any other person arising in connection with the Receivables, the Related Security, or the related Contracts, or any other obligations of Seller or AIL.

(b) In addition to any ownership interest which the Purchaser may from time to time acquire pursuant hereto, the Seller hereby grants to the Purchaser a valid and perfected security interest in all of Seller’s right, title and interest in, to and under all Receivables now existing or hereafter arising, the Collections, all Related Security, all other rights and payments relating to such Receivables, all of Seller’s rights under the Receivables Sale Agreement and all proceeds of any of the foregoing prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids. After an Amortization Event, the Purchaser shall have, in addition to the rights and remedies that it may have under this Agreement, all other rights and remedies provided to a secured creditor after default under the UCC and other applicable law, which rights and remedies shall be cumulative.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

AILIC RECEIVABLES CORPORATION

By:	/s/ Larry M. Hutchison
Name:	Larry M. Hutchison
Title:	Vice President and General Counsel

Address:

3700 South Stonebridge Drive
McKinney, Texas 75070
FAX: (972) 569-3282

Attention: Danny H. Almond

AMERICAN INCOME LIFE INSURANCE COMPANY, as Servicer

By:	/s/ Larry M. Hutchison
Name:	Larry M. Hutchison
Title:	Executive Vice President and General Counsel

Address:

1200 Wooded Acres
Waco, Texas 76710
FAX: (205) 325-4157

Attention: Danny H. Almond

Signature Page to

Amended and Restated

Receivables Purchase Agreement

TMK Re, Ltd., as Purchaser

By:	/s/ Danny H. Almond
Name:	Danny H. Almond
Title:	Vice President and Treasurer

Address:

Chevron House
11 Church Street
Hamilton, Bermuda
FAX: (972) 569-3282

Attention: Danny H. Almond

Signature Page to

Amended and Restated

Receivables Purchase Agreement

EXHIBIT I

DEFINITIONS

As used in this Agreement (as defined below), the following terms shall have the meanings specified below (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise specified, references to “Articles” and “Sections” in the following definitions refer to Articles or Sections of the Agreement.

“Accrual Period” means a period commencing on and including the 10th day of a calendar month and ending but excluding the 10th day of the following calendar month; provided that (i) the initial Accrual Period under the Agreement shall be the period from and including the date of the initial purchase under the Agreement to but excluding the next date that is the 10th day of a calendar month and (ii) the final Accrual Period under the Agreement shall end on the date the Aggregate Unpaids shall be reduced to zero.

“Active Insurance Agent” means an Insurance Agent who is not an Inactive Insurance Agent.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent-Hierarchy” means, in reference to any Insurance Agent, such Insurance Agent together with all other Persons (including the SGA thereof and all managing general agents, general agents, supervisory agents, Insurance Agents and similar professional relations) which, under existing arrangements with such Insurance Agent, share directly or indirectly (i) in the proceeds of any commissions payable to such Insurance Agent by AIL, including any amounts paid or advanced that give rise to any Receivable, and (ii) in the obligations and liabilities relating to any Receivable arising in connection with the cancellation or termination of the underlying Insurance Product.

“Aggregate Reduction” has the meaning specified in Section 1.3.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of all accrued and unpaid fees under the fee letter between Seller and Purchaser,, Capital and all other unpaid Obligations (whether due or accrued) at such time.

“Agreement” means this Receivables Purchase Agreement dated as of December 31, 2008 among the Seller, AIL, and the Purchaser, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“AIL” has the meaning set forth in the preamble to this Agreement.

“Amortization Date” means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 7.1(d), (iii) the Business Day specified in a written notice from the Purchaser following the occurrence of any other Amortization Event, (iv) the date which is 30 Business Days after the Purchaser’s receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement and (v) the Liquidity Termination Date.

“Amortization Event” has the meaning specified in Article VII.

“Authorized Control Level Risk Based Capital” means the authorized control level risk-based capital as determined in accordance with the risk-based capital instructions adopted by the NAIC, as such instructions may be amended, modified, supplemented or restated from time to time. For reference purposes only, such term is also defined in Section 27-1-36-4 of the Indiana Code.

“Authorized Officer” shall mean, with respect to any Seller Party, its respective president, corporate controller or chief financial officer.

“Base Rate” means a rate per annum equal to the corporate base rate, prime rate or base rate of interest, as applicable, announced by the designated financial institution from time to time, changing when and as such rate changes.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York and The Depository Trust Company of New York is open for business.

“Capital” of any Purchaser Interest means, at any time, (A) the Purchase Price of such Purchaser Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Purchaser which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

“Change of Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of Torchmark or (ii) Torchmark Corporation shall at any time cease to own directly or indirectly 100% of the issued and outstanding capital stock of each of AIL and Seller.

“Charged-Off Receivable” means a Receivable: (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 7.1(d) (as if references to Torchmark Entity therein refer to such Obligor); (ii) which, consistent with the Credit and Collection Policy, would be written off Seller’s books as uncollectible , or (iii) which has been identified by Seller as uncollectible.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, (i) all yield, finance charges or other related amounts accruing in respect thereof, (ii) all cash proceeds of Related Security with respect to such Receivable, (iii) all payments by any guarantor in respect of such Receivable and (iv) upon the payment to AIL of any premium, the funds then available for payment to the applicable Obligor as commission or related fees and which, consistent with the Credit and Collection Policy, would be retained by AIL for application against any Receivable.

“Commitment” means the commitment of the Purchaser to purchase Purchaser Interests from (i) Seller in an amount not to exceed (A) in the aggregate, the amount set forth opposite Purchaser’s name on Schedule A to this Agreement, as such amount may be modified in accordance with the terms hereof.

“Commitment Availability” means at any time the positive difference (if any) between (a) $125,000,000 minus (b) the aggregate Capital at such time.

“Company Action Level Event” means a “company-action-level-event” as such term is defined in Section 27-1-36-29 of the Indiana Code, or any successor statute, as the same may be amended, modified, recodified or reenacted, in whole or in part, including all rules and regulations promulgated thereunder.

“Contract” means, with respect to any Receivable, any and all instruments, agreements (including loan agreements, notes, agent agreements, general agent agreements, supervisory agent agreements, regional director agreements, broker-dealer agreements and indemnity agreements), statements or other writings pursuant to which (i) such Receivable arises or which evidence such Receivable or (ii) the applicable Obligor shall have agreed to guaranty directly or indirectly all or a portion of the payment obligations of the primary Obligor on such Receivable.

“Credit and Collection Policy” means , in respect of any Receivable, the credit and collection policies and practices of AIL relating to Contracts and Receivables, as in effect on the date hereof and summarized in Exhibit VI hereto, and as modified from time to time in accordance with this Agreement.

“Deemed Collections” means the aggregate of all amounts Seller shall have been deemed to have received as a Collection of a Receivable. Seller shall be deemed to have received a Collection in full of a Receivable if at any time:

(i) the Outstanding Balance of any such Receivable is either (x) reduced as a result of any dispute involving any of the Policy Holder, the Insurance Agent or any other Obligor or AIL in respect of such Receivable and relating to any aspect of the transaction giving rise to such Receivable, (y) reduced as a result of any discount or any adjustment or otherwise by any

Torchmark Entity (other than cash Collections on account of the Receivables) or (z) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction and including, without limitation, any setoff occurring by reason of the application of the proceeds of any subsequent advance or prepayment made by AIL to the applicable Insurance Agent or other Obligor in respect of any Insurance Product issued or scheduled to be issued after the date such Receivable shall have arisen), or

(ii) the applicable Policy Holder (or any other authorized Person) shall for any reason at any time decline, cancel, fail to accept or otherwise terminate the Insurance Product, the issuance or proposed issuance of which shall have led to the creation of such Receivable, or AIL shall at any time for any reason refuse to or fail to issue, or shall terminate, any such Insurance Product, or

(iii) any of the representations or warranties in Article III are not true on the initial date an interest in such Receivable shall be transferred to the Purchaser under the Agreement or such Receivable shall not constitute an Eligible Receivable on any date the Outstanding Balance of such Receivable is included in the calculation of Net Receivables Balance, or

(iv) the applicable Policy Holder dies or ceases for any reason to make any or all payments due as premiums or otherwise in respect of the Insurance Product that shall have given rise to such Receivable during the period that such Receivable shall remain outstanding, or

(v) the applicable Obligor directly or indirectly contests in any manner the effectiveness, validity, binding nature or enforceability of the related Contract or this Agreement.

Seller hereby agrees to pay all Deemed Collections immediately to the Servicer for application in accordance with the terms and conditions hereof.

“Default Fee” means with respect to any amount due and payable by Seller in respect of any Aggregate Unpaids, an amount equal to the greater of (i) $1000 and (ii) interest on any such unpaid Aggregate Unpaids at a rate per annum equal to 2% above the Base Rate.

“Designated Obligor” means an Obligor identified as such by the Agent to Seller in writing based upon the reasonable credit judgment of the Agent. In the case of any Obligor that is a member of an Agent Hierarchy, identification of such Obligor as being a Designated Obligor shall relate solely to such Obligor and shall not automatically cause any other member of such Agent Hierarchy to constitute a Designated Obligor.

“Eligible Receivable” means, at any time, a Receivable:

(i) each Obligor in respect of which (a) if a natural person, is a resident of the United States, (b) if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States; (c) is not, and the Policy Holder in respect of the Insurance Product that gave rise to such

Receivable is not, an Affiliate of any of the parties hereto; (d) is not a Designated Obligor; (e) is not, and the Policy Holder in respect of the Insurance Product that gave rise to such Receivable is not, a government or a governmental subdivision or agency; and (f) in the case of an Insurance Agent, is a qualified, licensed agent in good standing of AIL,

(ii) the Obligor of which is not the Obligor of any Charged-Off Receivable,

(iii) which is not (a) an Unsupported Receivable, (b) a Charged-Off Receivable,

(iv) which (a) by its terms is due and payable within one year or less of the date of its creation, with payments thereon commencing within 30 days of the original billing date and becoming due monthly thereafter, (b) has not had its payment terms extended, and (c) with respect to a Regular Advance Receivable, relates solely to the premium on the applicable Insurance Product that is scheduled to be paid within the first year of such Insurance Product’s coming into existence and not to any premium scheduled to be paid in any subsequent period,

(v) which is an “account” or “general intangible” within the meaning of Section

9-106 of the UCC of all applicable jurisdictions, and is not an “instrument” within the meaning of Section 9-105 of the UCC of any applicable jurisdiction,

(vi) which is denominated and payable only in United States dollars in the United States,

(vii) which arises under a Contract in substantially the form of one of the form contracts set forth on Exhibit VI hereto or otherwise approved by the Agent in writing, which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of each related Obligor (including, in the event the applicable Insurance Agent shall be a member of an Agent-Hierarchy, each other member of such Agent-Hierarchy as a guarantor of such Receivable) enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense,

(viii) which arises under a Contract which (A) does not require any Obligor under such Contract, any member of the applicable Agent-Hierarchy or any other Person to consent to the transfer, sale or assignment of the rights and duties of Seller under such Contract and (B) does not contain a confidentiality provision that purports to restrict the ability of any Purchaser to exercise its rights under this Agreement, including, without limitation, its right to review the Contract,

(ix) which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

(x) which satisfies all applicable requirements of the Credit and Collection Policy and in respect of which all representations and warranties set forth in Section 3.1 and relating to Receivables shall be true and correct,

(xi) which was generated in the ordinary course of AIL’s business, under a duly authorized Contract,

(xii) which (A) constitutes a Regular Advance Receivable, (B) constitutes a Finance Charge Receivable or (C) constitutes a Miscellaneous Receivable,

(xiii) if the primary Obligor thereon is an Insurance Agent that is a member of an Agent-Hierarchy, 100% of the payment obligation on such Receivable is guaranteed jointly or severally by the members of such Agent-Hierarchy, and

(xiv) in the event the Obligor thereon shall have died or been terminated as an agent of AIL, all obligations relating to such Receivable shall have been assumed by the Agent-Hierarchy in respect of such Obligor; provided that such Receivable shall cease to be an Eligible Receivable if at any time the members of the Agent-Hierarchy shall assert the invalidity or unenforceability of their obligations in respect of the Receivable.

Notwithstanding the foregoing, a Receivable that otherwise satisfies the criteria set forth above but for the fact that (A) the Obligor thereon is a resident of Canada or New Zealand and (B) such Receivable is denominated in the lawful currency of Canada or New Zealand rather than United States Dollars may constitute an “Eligible Receivable” for purposes of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Finance Charge Receivable” means the indebtedness arising in connection with the extension by AIL to an Obligor of a loan or an advance for the payment of Financial Charges.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges, fees, chargebacks or similar charges owing by an Obligor pursuant to such Contract.

“Future Commissions Deficiency” means, as of any Monthly Reporting Date, that the arithmetic average of the Future Commissions Ratios for such Monthly Reporting Date and each of the two immediately preceding Monthly Reporting Dates exceeds 65%.

“Future Commissions Ratio” means, for any Monthly Reporting Date, the percentage equivalent of a fraction having as its numerator, the Net Receivables Balance as of the last day of the immediately preceding calendar month and as its denominator, the Present Value of Future Commissions on the last day of the immediately preceding calendar month.

“Inactive Insurance Agent” means an Insurance Agent who shall have died, retired or been terminated as an agent of AIL for any reason whatsoever.

“Incremental Purchase” means a purchase of one or more Purchaser Interests which increases the total outstanding Capital hereunder.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, (vii) Contingent Obligations and (viii) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

“Independent Director” shall mean a member of the Board of Directors of Seller who is not at such time, and has not been at any time during the preceding five (5) years, (A) a director, officer, employee or affiliate of any Torchmark Entity or any of their respective Subsidiaries or Affiliates, or (B) the beneficial owner (at the time of such individual’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding capital stock of any Torchmark Entity or any of their respective Subsidiaries or Affiliates.

“Insurance Agent” means, in respect of any Receivable, the insurance broker or agent that shall have arranged the issuance or the proposed issuance of an Insurance Product in connection with which such Receivable shall have arisen.

“Insurance Product” means any life insurance policy (whether term life, whole life or other life insurance policy of any type or kind), supplemental health insurance policy or any annuity, rider, other policy or similar contract.

“ Liquidity Termination Date” means December 31, 2013, unless all parties to this Receivables Purchase Agreement shall have unanimously agreed upon 90 days prior written notice to an earlier date.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of any Seller Party and its Subsidiaries, (ii) the ability of any Seller Party to perform its obligations under the Agreement, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) any Purchaser’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectability of the Receivables generally or of any material portion of the Receivables.

“Miscellaneous Receivable” means the indebtedness arising in connection with the extension by AIL to an Obligor or a loan of an advance, whether as a working capital advance, public relations advance, bonus, group insurance premium, mailing expense advance, training advance, union dues payment, lease payment or otherwise, which loan or advance does not constitute a Regular Advance Receivable or a Finance Charge Receivable.

“Monthly Report” means a report, in substantially the form of Exhibit VII to the Agreement (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 6.5.

“Monthly Reporting Date” means the 10th day of each month (or, if such day is not a Business Day, the next following day that is a Business Day).

“NAIC” means the National Association of Insurance Commissioners.

“Net Receivables Balance” means, at any time, (i) the aggregate Outstanding Balance of all Eligible Receivables at such time, minus (ii) the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit (if any) for such Obligor.

“Obligations” shall have the meaning set forth in Section 2.1.

“Obligor” means a Person (including any guarantor) obligated to make payments pursuant to a Contract or by reason of the arrangements existing within an Agent-Hierarchy.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Policy Holder” means, in respect of any Receivable, the Person that shall have requested the issuance of the Insurance Product, which request shall have led to the creation of such Receivable, and/or the Person or Persons that shall have the obligation to make payments of the premium and related charges for such Insurance Product.

“Potential Amortization Event” means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

“Purchaser Value of Future Commissions” means, on any day, the present value of all future commissions payable as of such date to Obligors by AIL in connection with the origination of Insurance Products as calculated in accordance with Exhibit VIII to the Agreement.

“Premium” means, with respect to any Insurance Product, any and all premiums received and to be received by AIL from the applicable Policy Holder in connection with the issuance of such Insurance Product.

“Premium Interest” means, with respect to any Premium received or receivable by AIL in respect of any Insurance Product that shall have been arranged by an Obligor, a portion of such Premium equal in amount to the commission or other similar fee that is or will be payable to such Obligor by AIL upon remittance of such Premium to AIL.

“Proposed Reduction Date” has the meaning set forth in Section 1.3.

“Purchase Limit” means $125,000,000.

“Purchase Notice” has the meaning set forth in Section 1.2.

“Purchase Price” means, with respect to any Incremental Purchase of a Purchaser Interest, the amount paid to Seller for such Purchaser Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase Limit on the applicable purchase date, (iii) the Commitment Availability on the applicable purchase date and (iv) the excess, if any, of the Net Receivables Balance on the applicable purchase date over the aggregate outstanding amount of Capital without taking into account such proposed Incremental Purchase.

“Purchaser” means TMK Re, Ltd.

“Purchaser Interest” means, at any time, an undivided percentage ownership interest (computed as set forth below) associated with a designated amount of Capital, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:

C
NRB

where:

C	=	the Capital of such Purchaser Interest.

NRB	=	the Net Receivables Balance.

Such undivided percentage ownership interest shall be initially computed on its date of purchase. Thereafter, until its Amortization Date, each Purchaser Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to its Amortization Date. The variable percentage represented by any Purchaser Interest as computed ( or deemed recomputed) as of the close of the business day immediately preceding its Amortization Date shall remain constant at all times after such Amortization Date.

“Receivable” means the indebtedness and other obligations owed by an Obligor to AIL (but for giving effect to any transfer or conveyance under the Receivables Sale Agreement or this Agreement), whether constituting an account, chattel paper, instrument or general intangible, whether arising prior to, contemporaneous with or subsequent to the execution of this Agreement, and existing in connection with any Insurance Product issued by AIL (or an Affiliate thereof), the extension of credit by AIL to an Obligor (whether constituting an advance against anticipated premiums, a working capital advance or an extension of credit for any other purpose) or the rendering of any services by AIL to an Obligor. “Receivable” shall include, without limitation, (i) any “debit balance,” “agent debit balance” or “actual debit balance,” or any similar or successor concept thereto, owing at any time by an Obligor to AIL, (ii) any amounts advanced to an Obligor by AIL, such as an annualized payment, commission advance, regular advance, special advance, loan, indebtedness, obligation for repayment, working capital advance, public relations advance, bonus, group insurance premium, mailing expense advance, training advance, union dues payment, lease payment, finance charge payment, or any other advance of any type, whether with respect to commissions (whether annualized, renewal, override or any other type or kind), earnings, compensation, payments, service fees, bonuses, incentives, credits, monies due, sums due or other amounts earned or expected to be earned by such Obligor and (iii) the obligation of such Obligor to pay any Finance Charges with respect to any of the foregoing. Indebtedness and other rights and obligations arising from any one transaction, notwithstanding the joint or several obligation of more than one Obligor thereon, shall constitute a single Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction.

“Receivables Sale Agreement” means the Receivables Sale Agreement dated as of December 21,1999, as amended and restated as of march 31,2000, between AIL, as seller, and Seller, as buyer, as the same may from time to time be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor(s).

“Reduction Notice” has the meaning set forth in Section 1.3.

“Regular Advance Receivable” means a Receivable which represents monies advanced or prepaid to the applicable Insurance Agent, as commissions for a new Insurance Product, by AIL (and not by any other Person in whole or in part) based exclusively upon (and not exceeding the commissions payable in respect of) the first year’s premium for such new Insurance Product without regard to any premiums (or commissions thereon) for any subsequent periods.

“Regulatory Action Level Event” means a “regulatory-action-level-event” as such term is defined in Section 27-1-36-35 of the Indiana Code, as the same may be amended, modified, recodified or reenacted, in whole or in part, including all rules and regulations promulgated thereunder.

“Regulatory Control Event” means any event that causes the applicable entity to be placed under supervision or any other regulatory control pursuant to Article 27-9 of the Indiana Code or any parallel provision in any other state law, or any successor provisions, as any of the foregoing may be amended, modified, recodified or reenacted, in whole or in part, including all rules and regulations promulgated thereunder.

“Reinvestment” has the meaning set forth in Section 2.2.

“Related Security” means, with respect to any Receivable:

(i) all of Seller’s interest (including any assignment or pledge in favor of the Seller or any offset rights held by Seller) in or to (A) any and all commissions, annualized commissions, renewal commissions, override commissions, earnings, compensation, payments, service fees, bonuses, incentives, credits, monies due, sums due or other amounts, whether earned or unearned or that may at any time be or become payable to the related Obligor, whether existing in connection with any Receivable or otherwise, by AIL or any Affiliate thereof and (B) any and all premiums and related payments due from Policy Holders in respect of any Insurance Product the issuance or proposed issuance of which shall have given rise to such Receivable, to the extent such premiums and related payments are allocable to the commissions payable by AIL to the applicable Obligor in respect of such Insurance Product;

(ii) all of Seller’s interest (including any assignment or pledge in favor of the Seller or any offset rights held by the Seller) in any other assets or interests in property of the applicable Insurance Agent or Agent-Hierarchy,

(iii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to a Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any such arrangements securing such Receivable,

(iv) all guaranties, contracts of suretyship, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to a Contract related to such Receivable or otherwise,

(v) all Records related to such Receivable,

(vi) all of Seller’s right, title and interest in, to and under the Receivables Sale Agreement, and

(vii) all proceeds of any of the foregoing.

“Required Notice Period” means a period of two Business Days.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Interest” means, at any time, an undivided percentage ownership interest of Seller in the Receivables, Related Security and all Collections with respect thereto equal to (i) one, minus (ii) the aggregate of the Purchaser Interests.

“Seller Parties” has the meaning set forth in the preamble to this Agreement.

“Servicer” means at any time the Person (which may be the Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

“Servicing Fee” has the meaning set forth in Section 6.6.

“Settlement Date” means (A) the 15th day of each month.

“Settlement Period” means (A) in respect of each Purchaser Interest of Purchaser, the calendar month then most recently ended.

“SGA” means a Person that (i) has been engaged by AIL as a “state general agent”, (ii) serves as the senior manager of an Agent-Hierarchy and (iii) has guaranteed to AIL the repayment in full of all Receivables owing by any member of such Agent-Hierarchy.

“SGA Net Worth” means, with respect to any SGA at any time of determination, (i) the present value of all future commissions payable as of such date to such SGA or to any member of its Agent-Hierarchy by AIL in connection with the origination of Insurance Products by such Agent-Hierarchy as calculated in accordance with Exhibit VIII to the Agreement minus (ii) the aggregate Outstanding Balance of all Receivable then owing by such SGA or any member of its Agent-Hierarchy.

“Subordinated Note” means the Subordinated Note issued under and in connection with the Receivables Sale Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Seller.

“Torchmark” means Torchmark Corporation, a Delaware corporation, and its successors.

“Torchmark Entities” means, collectively, AIL and Seller.

“Total Adjusted Capital” means the total adjusted capital as determined in accordance with the risk-based capital instructions adopted by the NAIC, as such instructions may be amended, modified, supplemented or restated from time to time. For reference purposes only, such term is also defined in Section 27-1-36-24 of the Indiana Code.

“Transaction Documents” means, collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, the Subordinated Note and all other instruments, documents and agreements executed and delivered in connection herewith.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unsupported Receivable” means any Receivable which as of any date is owing by a member of an Agent-Hierarchy the SGA in respect of which (i) does not have a positive SGA Net Worth as of such date and (ii) is an Inactive Insurance Agent on such date.

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of Delaware, and not specifically defined herein, are used herein as defined in such Article 9.

EXHIBIT II

FORM OF PURCHASE NOTICE

[Date]

TMK Re, Ltd.

Attention: Danny H. Almond

Re: Purchase Notice

Ladies and Gentlemen:

The undersigned refers to the Receivables Purchase Agreement, dated as of December 31, 2008 (the “Receivables Purchase Agreement,” the terms defined therein being used herein as therein defined), among the undersigned, as Seller and American Income Life Insurance Company, as initial Servicer, TMK Re, Ltd. as Purchaser and hereby gives you notice, irrevocably, pursuant to Section 1.2 of the Receivables Purchase Agreement, that the undersigned hereby requests an Incremental Purchase under the Receivables Purchase Agreement, and in that connection sets forth below the information relating to such Incremental Purchase (the “Proposed Purchase”) as required by Section 1.2 of the Receivables Purchase Agreement:

(i) The Business Day of the Proposed Purchase is [insert purchase date], which date is at least three (3) Business Days after the date hereof and is a Settlement Date.

(ii) The requested Purchase Price in respect of the Proposed Purchase is $            .

(iii) The requested interest rate is                     ].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Purchase (before and after giving effect to the Proposed Purchase):

(i) the representations and warranties of the undersigned set forth in Section 3.1 of the Receivables Purchase Agreement are true and correct on and as of the date of such Proposed Purchase as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Proposed Purchase, that will constitute an Amortization Event or a Potential Amortization Event; and

(iii) the Amortization Date shall not have occurred, the aggregate Capital of all Purchaser Interests shall not exceed the Purchase Limit and the aggregate Purchaser Interests shall not exceed 100%.

Very truly yours,

AILIC RECEIVABLES CORPORATION

By:
Name:
Title:

Signature Page to

Purchase Notice

EXHIBIT III

PLACES OF BUSINESS OF THE SELLER PARTIES;

LOCATIONS OF RECORDS;

FEDERAL EMPLOYER IDENTIFICATION NUMBER(S)

AILIC RECEIVABLES CORPORATION

Principal Place of Business

None, except:

3700 South Stonebridge Drive

McKinney, Texas 75070

Location(s) of Records

None, except:

3700 South Stonebridge Drive

McKinney, Texas 75070

Federal Employer Identification Number(s)

None, except:

75-2852508

Corporate, Partnership Trade and Assumed Names

None.

AMERICAN INCOME LIFE INSURANCE COMPANY

Principal Place of Business

None, except:

1200 Wooded Acres

Waco, Texas 76710

Location(s) of Records

None, except:

1200 Wooded Acres

Waco, Texas 76710

3700 South Stonebridge Drive

McKinney, Texas 75070

Federal Employer Identification Number(s)

None, except:

74-1365939

Corporate, Partnership Trade and Assumed Names

None.

EXHIBIT IV

FORM OF COMPLIANCE CERTIFICATE

To: TMK Re, Ltd.

This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement dated as of December 31, 2008 among AILIC Receivables Corporation (the “Seller”), American Income Life Insurance Company (the “Servicer”), and TMK Re, Ltd. (the “Purchaser”) (the “Agreement”). Terms used herein and not otherwise defined herein shall have the meanings assigned under the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                      of [AIL][Seller].

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of [AIL][Seller] and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which (i) constitutes an Amortization Event or Potential Amortization Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in paragraph 5 below, or (ii) which has had or is reasonably likely to have a Material Adverse Effect.

4. Schedule I attached hereto sets forth financial data and computations evidencing the compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

5. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:

It is understood and acknowledged that the undersigned is executing this Certificate not in an individual capacity but solely in his or her capacity as an officer of the Seller and is without any personal liability as to the matters contained in this certificate.

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this     day of             ,             .

Name:
Title:

Signature Page to

Compliance Certificate

SCHEDULE I TO COMPLIANCE CERTIFICATE

A.	Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

This schedule relates to the month ended:

EXHIBIT V

CREDIT AND COLLECTION POLICY

(Attached)

EXHIBIT VI

FORM OF CONTRACT(S)

(Attached)

EXHIBIT VII

FORM OF MONTHLY REPORT

(Attached)

[In addition to such other information as may be included on this exhibit, each Monthly Report should set forth the following with respect to the related Calculation Period (as defined in the Receivables Sale Agreement): (i) the aggregate Outstanding Balance of Receivables created and conveyed by AIL to Seller in purchases pursuant to the Receivables Sale Agreement during such Calculation Period, as well as the Net Receivables Balance included therein, (ii) the aggregate purchase price payable to AIL in respect of such purchases, specifying the Discount Factor (as defined in the Receivables Sale Agreement) in effect for such Calculation Period and the aggregate Purchase Price Credits (as defined in the Receivables Sale Agreement) deducted in calculating such aggregate purchase price, (iii) the aggregate amount of funds received by the Servicer during such Calculation Period which are to be applied as Reinvestments, (iv) the increase or decrease in the amount outstanding under the Subordinated Note as of the end of such Calculation Period after giving effect to the application of funds toward the aggregate purchase price and the restrictions on Subordinated Loans (as defined in the Receivables Sale Agreement) set forth in Section 1.2(a)(ii) of the Receivables Sale Agreement, and (v) the amount of any capital contribution made by AIL to Seller as of the end of such Calculation Period pursuant to Section 1.2(b) of the Receivables Sale Agreement.]

[In the event Seller elects to have any Monthly Report serve as a Purchase Notice, the following shall be appended to such Monthly Report as the last page thereof:

Seller gives you notice, irrevocably, pursuant to Section 1.2 of the Receivables Purchase Agreement, that the undersigned hereby requests an Incremental Purchase under the Receivables Purchase Agreement, and in that connection sets forth below the information relating to such Incremental Purchase (the “Proposed Purchase”) as required by Section 1.2 of the Receivables Purchase Agreement:

(i) The Business Day of the Proposed Purchase is [insert purchase date], which date is at least three (3) Business Days after the date hereof and is a Settlement Date.

(ii) The requested Purchase Price in respect of the Proposed Purchase is $            .

(iii) The requested interest rate is                             ].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Purchase (before and after giving effect to the Proposed Purchase):

(i) the representations and warranties of the undersigned set forth in Section 5.1 of the Receivables Purchase Agreement are true and correct on and as of the date of such Proposed Purchase as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Proposed Purchase, that will constitute an Amortization Event or a Potential Amortization Event; and

(iii) the Amortization Date shall not have occurred, the aggregate Capital of all Purchaser Interests shall not exceed the Purchase Limit and the aggregate Purchaser Interests shall not exceed 100%.

Very truly yours,

AILIC RECEIVABLES CORPORATION

By:
Name:
Title: ]

SCHEDULE B

DOCUMENTS TO BE DELIVERED TO THE AGENT

ON OR PRIOR TO THE INITIAL PURCHASE

(Attached)